UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 22, 2010 (January 20, 2010)

ERHC ENERGY INC.
(Exact name of registrant as specified in its charter)

Colorado	000-1-7325	88-0218499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5444 Westheimer Road, Suite 1440, Houston, Texas		77056
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code		(713) 626-4700

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 ITEM 8.01. OTHER EVENTS.

Press Release dated January 20, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERHC ENERGY INC.

Dated :January 22, 2010	By:	/s/ Peter Ntephe
		Name:	Peter Ntephe
		Title:	Chief Operating Officer and Acting Chief Executive Officer

ERHC Energy Seeks Listing on AIM Market of the London Stock Exchange

HOUSTON, January 20, 2010 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in the highly prospective Gulf of Guinea off the coast of West Africa, today announced that it has commenced the process of seeking a listing on the AIM Market of the London Stock Exchange.
ERHC has appointed Strand Hanson Limited to act as its Nominated Adviser (Nomad) in connection with its proposed AIM listing. Strand Hanson has been engaged to manage ERHC’s flotation process and, after flotation, to act as Nomad and financial advisor to ERHC on compliance with AIM Rules, general corporate governance and broader corporate strategy relating to equity capital markets and mergers and acquisitions.
Consistently ranked as a leading adviser to the FTSE AIM 100, Strand Hanson has acted on a significant number and range of transactions. In the past five years, it has been involved in numerous primary and secondary fund raisings and advised on M&A transactions with an aggregate transaction value of circa £4.85 billion.

AIM is among the world’s leading markets for growing companies. Since its launch in 1995, over 3,000 companies have joined AIM, collectively raising more than $90 billion.

“After last year’s landmark achievements in exploration of Nigeria – Sao Tome and Principe Joint Development Zone (“JDZ”) Blocks 2, 3 and 4, in which the Company has interests, our seeking to list on AIM represents another important milestone in our progress,” said Peter Ntephe, ERHC’s chief operating officer. “AIM is one of the world’s most successful growth markets and ERHC looks to enhance shareholder value by attracting institutional investors and reaping the benefits of being quoted and traded at the heart of the international finance community in London.”

About the London Stock Exchange’s Alternative Investment Market “AIM”
For further information about the London Stock Exchange and AIM please visit their website at: http://www.londonstockexchange.com/companies-and-advisors/aim/aim/aim.htm

About Strand Hanson

Founded in 1993, Strand Hanson has a strong track record in providing independent, high quality advice to public and private corporate clients, private equity houses and qualified investors across a broad range of sectors. Strand Hanson’s diverse client base is drawn from a broad range of sectors and geographies – with a particular emphasis on natural resources.  Strand Hanson is the No. 1 rated oil and gas adviser on AIM, as well as being a leading adviser in the mining, metals and green sectors. Strand Hanson sees great potential for significant corporate finance advisory roles in Africa, reflecting the increasing prominence of the regions in global capital markets. Further information about Stand Hanson can be found on their website at: http://www.strandhanson.co.uk/.

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

This document contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings, response to the Senate Subcommittee investigation, developments in the SEC investigation of the Company and related proceedings, as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of Sao Tome and Principe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this document. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.